Exhibit 5.1

December 11, 2025

Modular Medical, Inc.
10740 Thornmint Road
San Diego, CA 92127

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Modular Medical, Inc., a Nevada corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 22, 2025 (the “Base Prospectus”) and the prospectus supplement dated December 10, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), relating to the offering and sale by the Company of 12,173,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), and accompanying warrants (the “Warrants”) exercisable to purchase up to 6,086,500 shares of Common Stock (the “Warrant Shares”), having an aggregate offering price of $4,686,605, pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”) dated December 10, 2025, between the Company and Newbridge Securities Corporation. The Shares and Warrant Shares are covered by the Registration Statement, and we understand that the Shares, the Warrants, and the Warrant Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and

2.	upon due exercise of the Warrants and payment to the Company of the applicable aggregate exercise price in accordance with the terms of the Warrants, and when certificates or book-entry evidence of ownership for the Warrant Shares have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Warrants, the Warrant Shares issuable upon such exercise will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed herein are limited to the laws of the Nevada Revised Statutes of the State of Nevada and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 11, 2025, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,